Exhibit 99.3

Operator

Welcome to the Lordstown Motors Corp. and DiamondPeak Holdings Corp. Conference Call.

I would like to first remind everyone that this call may contain forward-looking statements including, but not limited to, Lordstown Motors Corp. and DiamondPeak Holdings Corp. expectations or predictions of financial and business performance and conditions, competitive and industry outlook and the timing and completion of the transaction. Forward-looking statements are inherently subject to risks, uncertainties, and assumptions, and they are not guarantees of performance. I encourage you to read the press release issued today, the accompanying presentation and DiamondPeak Holdings Corp.’s filings with the SEC for a discussion of the risks that can affect the business combination, our business and the business of the combined company after completion of the proposed business combination.

DiamondPeak Holdings Corp. and Lordstown are under no obligation and expressly disclaim any obligation to update, alter or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. I will now turn the call over to Mr. David Hamamoto, Chairman and CEO of DiamondPeak. Please go ahead, sir.

David Hamamoto (DiamondPeak)

Thank you operator and good morning. We are thrilled to announce this transaction today between DiamondPeak, a special purpose acquisition company, and Lordstown Motors.

Since taking DiamondPeak public in 2019, we have evaluated hundreds of companies for the optimal target where our capital as well as our public markets expertise could be a catalyst for the execution of a high growth business. In this search, Lordstown stood out as a differentiated, high growth electric vehicle company. The company has a transformational product and business plan in what are two of the most valuable areas of focus and tremendous opportunity in the auto sector — electric vehicles and light duty trucks.

The Lordstown Endurance is a full sized electric pick-up truck, which utilizes the revolutionary hub motor design that is expected to be the first electric pick-up truck to market. Lordstown has attracted a clear lane of customers in the commercial fleet segment of the market, as evidenced by its 1.4 billion dollars of pre-orders to-date, with a product that has a significant total cost of ownership advantage over competitors in both traditional and electric trucks, supports sustainable clean energy, and has a simple design that provides a robust, safe and stable ride.

As one of the longest-tenured executives in the electric vehicle space, Steve Burns has established an impressive management team at Lordstown with some of the most seasoned executives in the automotive industry. The team’s vast experience in launching both traditional and electric vehicles, as well as the company’s strong strategic relationships, gives Lordstown a unique competitive advantage in achieving its milestone of beginning production of the Endurance in 2021. In addition, the company is believed to be one of the first electric vehicle manufacturers to acquire a near production-ready plant.

Based on strong investor demand, the PIPE was upsized to 500 million dollars, anchored by GM as well as several long-term institutional investors, including Fidelity, BlackRock and Federated. This capital will fully fund Lordstown’s current business plan and position the company to achieve positive EBITDA and cash flow, and there are no cashing out shareholders. Finally, we feel investors have the opportunity to buy into this exciting and high-growth company at a very compelling valuation, especially on a relative basis.

The right team, combined with deep financial resources provided by this transaction, position Lordstown to thrive in a rapidly evolving industry. We believe this exciting transaction is a great cultural and strategic fit for DiamondPeak and Lordstown, as we seek to fulfill Lordstown’s vision of becoming the first full-size electric pickup truck to go to market.

I will now turn the call over to Steve to walk through the Lordstown story. Steve?

Steve Burns (Lordstown)

Thank you, David. At Lordstown, we are thrilled with the opportunity in front of us to partner with David and the DiamondPeak team to build Lordstown Motors into a top-tier electric light duty truck company. We will immediately elevate the opportunities and resources available to us by merging with a publicly traded company, and are excited to be listed on the NASDAQ once the merger is completed, which we expect to be later this year.

I founded Lordstown with the goal of producing the first full-size electric pickup truck, which we have named the Lordstown Endurance, on U.S. roads, with a commitment to sustainability and a healthier planet for all. Achieving this requires the right team, resources, and demand, all of which we have.

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Last November, we purchased the former General Motors Lordstown Assembly Plant in Lordstown, Ohio, a 6.2 million square foot facility estimated to be capable of producing in excess of 600,000 electric vehicles annually with only modest incremental investment. With this milestone purchase, Lordstown is believed to be one of the first electric vehicle manufacturers to acquire such a near production ready plant, which also has the benefit of being solar-energy supported. The Lordstown Complex, our epicenter for electrification, provides us with an unparalleled edge:

●	First, we have full ownership and control over the development and manufacturing of our vehicles, providing critical flexibility and line-of-sight to production.

●	Second, given its location in Ohio’s Mahoning Valley, the plant provides us with immediate access to a deep pool of talent, including a well-trained and highly capable workforce.

●	Third, these factors together position us to be first-to-market, with the first delivery of the Endurance targeted for the second half of 2021, aligning our expected ability to deliver vehicles sooner than anyone else into a market whose demand is robust.

Over the past year, our team has been hard at work, and our strategy positions us to produce and deliver a high-quality vehicle. We are currently in the equipment installation testing phase, with pre-production runs expected to commence this quarter, and an eye on full production commencing in early 2021 ahead of anticipated deliveries later that year.

We are uniquely positioned as a leader in the pickup truck industry with the revolutionary Lordstown Endurance, an all-electric full-size pickup truck that delivers the equivalent of 75 miles per gallon, total EV range of 250 miles and a towing capacity of an impressive 7,500 pounds. One of the most unique elements of the vehicle is its innovative in-wheel drive system, the first of its kind in a commercial vehicle. Equipped with hub motors in each wheel, and seamlessly integrated with our software system, we are effectively able to deliver a motor and mind in each wheel – benefiting efficiency of the vehicle and driver experience. This has long been sought after in the automotive industry, and we’re excited to be the first to accomplish this major innovation. We appreciate the support by our world-class partners who are evidencing their confidence in this technology with significant pre-order activity.

Our vehicle will not have any gears or a drive axle, with only four moving parts as opposed to a traditional truck that has more than 2,000 moving parts. At an estimated sales price of approximately 45,000 dollars net of a 7,500 tax credit, we see our full-size pickup truck as attractively priced versus other options in the large commercial fleet market. The Endurance was designed with simplicity in mind, and with fewer moving parts in the powertrain than traditional motor vehicles, we are able to provide lower maintenance costs and overall cost of ownership to consumers – something that we deem critical for the pickup segment and the intense demands that our customers will expect from their vehicle. Our analysis points to a more than 25 percent reduction in total cost of ownership versus a similar internal combustion engine pickup over a five year period. The Endurance is positioned to be one of the simplest and most cost effective vehicles on U.S. roads, designed to be smarter, safer and more productive for work.

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We officially unveiled the Endurance in late-June. The Endurance was met with great excitement and acclaim, and we now have garnered significant demand with pre-orders totaling approximately 27,000 vehicles since inception, representing more than 1.4 billion dollars of potential revenue. We hear from many fleets who cannot wait to get their hands on the Endurance. The electric vehicle market is expected to grow significantly the next decade, underlying our expectations of selling more than 100,000 vehicles per year by 2024.

Through the combination of DiamondPeak cash in trust and the 500 million dollar PIPE investment we expect to add 675 million dollars to the pro-forma Balance Sheet. The cash proceeds will be used to fund production of the Endurance and we do not expect that we will need any additional equity capital requirements to achieve positive cash-flow. We expect to achieve breakeven or better EBITDA margins in 2022, our first full year of production, and eclipse 10 percent by 2024.

Our platform is rooted in sustainability, and the entire Lordstown team is committed to ensuring we contribute to a healthier planet for generations to come. We have the product, the team, and a huge timing and financial head start due to our strategic relationships with leading suppliers and partners.

We look forward to completing this transaction with DiamondPeak, partnering with David’s team, and transitioning to the public markets as the world’s leading electric light duty truck company. Thank you for your time today.

Operator

That concludes today’s conference call. Thank you, you may now disconnect.

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